UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   1992 Leonard A. Lauder, GRAT (1,2)
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Trust with Insider Trustee
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |01/19/|J (3|V|139,383           |D  |           |2,531,471 (3)      |D     |Distribution by the GRAT (3|
                           |2001  |)   | |                  |   |           |                   |      |)                          |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |01/19/|J (3|V|139,383           |A  |           |5,091,280 (3)      |D     |Acquisition by LAL (3)     |
                           |2001  |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. The full name of the Reporting Person is "The 1992 Leonard A. Lauder Grantor Retained Annuity Trust" (the "GRAT").
2. Designated filer on behalf
of:
(a) The GRAT, a ten percent owner of the
issuer;
(b) Leonard A. Lauder ("LAL"), grantor of the GRAT, Chairman of the Board of Directors and a ten percent owner of the issuer;
(c) Evelyn H. Lauder ("EHL") (who is the wife of LAL), an Executive Officer (Senior Corporate Vice President) of the issuer;
(d) William P. Lauder ("WPL"), Trustee of the GRAT, a Director, an Executive Officer (President of Clinique Laboratories, Inc.), and a ten percent owner of the issuer;
and
(e) Gary M. Lauder ("GML"), Trustee of the GRAT and a ten percent owner of the issuer.
3. As reported on the first page of this Form 4, on January 19, 2001, the GRAT distributed 139,383 shares of Class A Common Stock to LAL, the grantor of the GRAT, in connection with the
annuity.
After these transactions, the amounts of Class A Common Stock beneficially owned by:
(a) the GRAT includes 2,531,471 shares held directly and no shares held indirectly (does not include the ownership of 3,829,216 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock);
(b) LAL
includes:
(i) 5,091,280 shares held
directly;
(ii) 7,370,561 shares indirectly as a co-Trustee and beneficiary of The Estee Lauder 1994 Trust (does not include the ownership of 12,189,852 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock);
(iii) 2,531,471 shares indirectly as grantor of the GRAT (see 3(a) above regarding Class B shares);
(iv) 3,579,302 shares indirectly as the sole individual general partner of LAL Family Partners L.P. and the majority stockholder of LAL Family
Corporation, which is the sole corporate partner of LAL Family Partners L.P. (a limited partnership in which LAL has sole voting and investment power) (does not include the ownership of 42,705,540 shares of Class B Common Stock, which are convertible to a like number of shares of Class A
Common
Stock);
(v) 15,384 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.) (does not include the ownership of 3,846,154 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock); and
(vi) 390,000 shares indirectly which are held directly by his spouse, EHL.
LAL disclaims beneficial ownership of the shares in clauses (b)(ii), (iii),
(iv) and (v) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause
(b)(vi) owned by his spouse.
(c) EHL includes:
(i) 390,000 shares held directly;
(ii) 5,091,280 shares held directly by her spouse, LAL; and
(iii) 13,496,718 shares held indirectly by her spouse, LAL (see 3(b)(ii),
(iii), (iv) and (v) above regarding Class B shares).
EHL disclaims beneficial ownership of securities owned directly and indirectly by her spouse, LAL.
(d) WPL includes 1,168,240 shares held directly (does not include ownership of 2,264,038 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock), 5,234 shares held indirectly by his children (does not include ownership of 22,870 shares of
Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock), and 2,531,471 shares held indirectly by the
GRAT (see 3(a) above regarding Class B shares); WPL disclaims beneficial ownership of securities owned by his children and by the GRAT to the extent that he does not have a pecuniary interest in such
securities.
(e) GML includes 104,920 shares held directly, and 2,531,471 shares indirectly by the GRAT (see 3(a) above regarding Class B shares); GML disclaims beneficial ownership of securities owned by the GRAT to the extent that he does not have a pecuniary interest in such securities.
Joint Filer
Information
Name: Leonard A.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
01/31/2001
Signature: /s/ Leonard A.
Lauder
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
01/31/2001
Signature: /s/ Evelyn H.
Lauder
Name: William P.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
01/31/2001
Signature: /s/ William P.
Lauder
Name: Gary M.
Lauder
Address: ICTV
Inc.
14600 Winchester
Boulevard
Los Gatos, CA
95030
Designated Filer: The 1992 Leonard A. Lauder Grantor Retained Annuity
Trust
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
01/31/2001
Signature: /s/ Gary M.
Lauder
SIGNATURE OF REPORTING PERSON
William P. Lauder, Trustee
DATE
02/01/2001